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                                                           Exhibit 99.B(h)(7)(D)

                                 FT INTERACTIVE

                            FEE ALLOCATION AGREEMENT

     FT INTERACTIVE FEE ALLOCATION AGREEMENT, made as of the 21st day of August 2003 (the "Agreement") is entered into by and among the ING funds listed on SCHEDULE A attached hereto (each a "Fund," collectively the "Funds") each acting on its own behalf, and on behalf of its series portfolios.

     WHEREAS, the Board of Directors/Trustees of each Fund (the "Board") has authorized the retention of an independent fair value pricing information service, FT Interactive Data Corporation ("FT"), in accordance with the Funds' valuation procedures; and

     WHEREAS, ING Investments, LLC ("ING Investments"), has entered into a Services Agreement with FT dated as of the 1st day of March 2000 on behalf of certain Customers, as such term is defined in the Services Agreement. (All capitalized terms, unless herein defined, will have the meaning set forth in the Services Agreement.) The FundRun Schedule of Data Services commencing on February 3, 2003, as amended, sets forth the cost of FT's fair valuation services ("FT Fees") in connection with the certain Customers including the Funds set forth on SCHEDULE A; and

     WHEREAS, the Funds now desire to establish (i) the criteria by which the FT Fees shall be allocated among the Funds in connection with the fees set forth in the FundRun Schedule of Data Services; and (ii) the basis on which additional Funds may be added to the Agreement.

     NOW, THEREFORE, IT IS HEREBY AGREED by and among the Funds as follows:

     SECTION 1.   ALLOCATION OF FT FEES

     Each Fund shall pay on behalf of itself, and its series portfolios, a portion of the FT Fees based upon the following allocation:

     Each Fund will pay a pro rata portion of the FT Fees based upon the percentage of each Fund's portfolios' net assets that are invested in equity securities traded on a foreign exchange as determined at each month-end.

     SECTION 2.   PAYMENT OF FT FEES

     Each Fund will pay a portion of the FT Fees as specified in Section 1 above. Such amounts will be calculated by ING Fund Services, LLC and communicated to each Fund's Custodian. Payments shall be forwarded by each Fund to FT monthly as follows:

                  FT Interactive Data
                  P.O. Box 98616
                  Chicago, IL 60693

     SECTION 3.   ADDITIONAL FUNDS

     (a) If ING Investments adds any additional Funds to the Services Agreement through an amendment to the FundRun Schedule of Data Services, in connection with FT's fair valuation of equity securities traded on a foreign exchange services, such Fund and its portfolios shall become subject to this

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Agreement immediately upon being added to the SCHEDULE A.

     (b) Each additional Fund that becomes subject to this Agreement in accordance with Section 3(a) above shall pay a portion of the FT Fees as described in Section 1 above based on the percentage of such Fund's portfolios' net assets that are invested in equity securities traded on a foreign exchange as determined at the first month-end after such Fund becomes subject to this Agreement. Such allocation will be adjusted monthly thereafter.

     SECTION 4.   CONTINUATION AND TERMINATION

     The Agreement shall become effective on the date first written above. It shall continue with respect to a Fund until such Fund is removed as a Customer from the FundRun Schedule of Data Services provided that such Fund's portion of the FT Fees have been paid for the period that the Fund utilized FT's services.

     The Agreement shall terminate for all Funds upon termination of the Services Agreement and FundRun Schedule of Data Services provided that all FT Fees have been paid for the period that the Funds utilized FT's services.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the date and year first above written.

     ON BEHALF OF ALL FUNDS
     SET FORTH ON SCHEDULE A

     /s/ Michael J. Roland
     ---------------------
     By:   Michael J. Roland*
           Executive Vice President

     * Duly authorized to execute and deliver this Agreement on behalf of each Fund set forth on Schedule A to the Agreement.